As filed with the Securities and Exchange Commission on January 11, 2010
Registration No. 333-126586

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
iPCS, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-4350876
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)
1901 N. Roselle Road
Schaumburg, Illinois 60195
(Address of Principal Executive Offices and Zip Code)

Horizon PCS, Inc. 2004 Stock Incentive Plan
(Full title of the Plan)

c/o Charles R. Wunsch, Esq.
General Counsel and Corporate Secretary
Sprint Nextel Corporation
6200 Sprint Parkway
Overland Park, Kansas 66251
(Name and address of agent for service)
(913) 794-1496
(Telephone number, including area code, of agent for service)

With copies to:
Adam M. Freiman
King & Spalding LLP
1185 Avenue of the Americas
New York, NY 10036-4003
(212) 556-2100
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 (the “Amendment”) relates to the following Registration Statement on Form S-8 (note that the share number listed does not take into account corporate actions, such as stock splits, taken in the interim): Registration Statement No. 333-126586 (the “Registration Statement”), registering 762,227 shares of common stock, par value $0.01 per share (the “Common Stock”), of iPCS, Inc. (the “Company”) for the Horizon PCS, Inc. 2004 Stock Incentive Plan.
     On October 18, 2009, the Company, Sprint Nextel Corporation, a Kansas corporation (“Parent”), and Ireland Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). In accordance with the Merger Agreement, on October 28, 2009, Purchaser commenced a tender offer to purchase all of the issued and outstanding shares of Common Stock (each, a “Share”), for $24.00 per Share, in cash to the seller, without interest and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 28, 2009 (the “Offer to Purchase”) and in the related letter of transmittal (which, together with the Offer to Purchase, each as amended or supplemented, collectively constituted the “Offer”). The Offer expired at 12:00 midnight EST on November 25, 2009.
     On November 27, 2009, Purchaser accepted for payment all Shares that were validly tendered and not properly withdrawn and promptly made payment for such Shares in accordance with the terms of the Offer and applicable law. In order to complete the Merger (as defined below) as a short-form merger under Delaware law, on November 27, 2009, Purchaser exercised its “top-up” option pursuant to the Merger Agreement, which permitted Purchaser to purchase additional Shares directly from the Company for a price equal to the Offer Price.
     On December 4, 2009, Purchaser merged with and into the Company (the “Merger”) in accordance with the Merger Agreement. The Company was the surviving corporation in the Merger and became a wholly-owned subsidiary of Parent. In the Merger, each Share (other than Shares held by Parent, Purchaser or the Company or shares held by holders who properly exercised their appraisal rights under applicable Delaware law) was cancelled and converted into the right to receive an amount in cash equal to the Offer Price.
     As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but remaining unsold under the Registration Statement, if any.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on January 11, 2010.

iPCS, INC.
By:	/s/ Charles R. Wunsch
Name:	Charles R. Wunsch
Title:	President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles R. Wunsch Charles R. Wunsch	President and Director (Principal Executive Officer)	January 11, 2010
/s/ Ryan H. Siurek Ryan H. Siurek	Vice President and Controller (Principal Financial Officer)	January 11, 2010
/s/ Ryan H. Siurek Ryan H. Siurek	Vice President and Controller (Principal Accounting Officer)	January 11, 2010
/s/ Scott W. Andreasen Scott W. Andreasen	Director	January 11, 2010
/s/ Timothy P. O’Grady Timothy P. O’Grady	Director	January 11, 2010